Exhibit 99.1

Jupiter Neurosciences Announces Pricing of $2.0 Million Registered Direct Offering

New York, August 21, 2026 — Jupiter Neurosciences, Inc. (NASDAQ: JUNS) (“Jupiter” or the “Company”), a clinical-stage biopharmaceutical company focused on central nervous system disorders and neuroinflammation, today announced it has entered into a securities purchase agreement for the purchase and sale of 307,692 shares of common stock in a registered direct offering.

The gross proceeds of the offering are approximately $2.0 million (the “Offering”).

D. Boral Capital LLC is acting as the exclusive placement agent for the Offering.

The closing of the Offering is expected to occur on or about August 24, 2026, subject to the satisfaction of customary closing conditions.

The shares of common stock are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-295085), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 24, 2026.

A prospectus supplement describing the terms of the proposed registered direct offering will be filed with the SEC. Once filed, it will be available on the SEC’s website at http://www.sec.gov. A copy of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained, when available, from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, or by telephone at (212) 404-7002, or by email at dbccapitalmarkets@dboralcapital.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Jupiter Neurosciences, Inc.

Jupiter Neurosciences, Inc. (NASDAQ: JUNS) is a clinical-stage biopharmaceutical company advancing a therapeutic pipeline targeting central nervous system disorders and neuroinflammation. The Company’s lead program, JOTROL(TM) — a proprietary, enhanced bioavailability resveratrol formulation — is currently in a Phase IIa clinical trial for Parkinson’s disease. JUNS also commercializes Nugevia (TM), a consumer longevity supplement. The acquisition of ALA-002 U.S. rights further strengthens the Company’s CNS pipeline by adding a next-generation, patented psychedelic NCE at a pivotal moment in U.S. regulatory policy. For more information, please visit www.jupiterneurosciences.com.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are often indicated by terms such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Jupiter’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed on April 1, 2026. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations Contact

Jupiter Neurosciences, Inc.

Christer Rosen, Chairman & Chief Executive Officer

ir@jupiterneurosciences.com

Tel: +1 561 406 6154

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